DEPARTMENT OF THE TREASURY

 DISTRICT DIRECTOR
 31 HOPKINS PLAZA
 BALTIMORE, MD 21201-0000

 L. B. FOSTER COMPANY
 415 HOLIDAY DRIVE
 PITTSBURGH, PA 15220-0000

                                               Employer Identification Number
                                                   25-1324733
                                               File Folder Number:
                                                 521004590
                                               Person to Contact:
                                                 EP/EO CUSTOMER SERVICE UNIT
                                               Contact Telephone Number:
                                                 (410) 9626058
                                               Plan Name:
                                                 L.B. FOSTER CO.,
                                                 RETIREMENT SAVINGS PLAN FOR
                                                 NONUNION HOURLY EMPLOYEE
                                                     Plan Number: 012

 Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

 The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This   determination  is  subject  to  your  adoption  of  the  proposed amendments submitted in your letter dated March 27, 1996. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

        'This determination is also subject to your adoption of the proposed amendments submitted in your letter(s) dated February 16, 1996. These proposed amendments should also be adopted on or before the date prescribed by the regulations under Code Section 401(b).

        This determination letter is applicable for the amendment(s) adopted on October 1, 1988.

        This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan (disregarding any portion that benefits solely collectively bargained employees) benefits no highly compensated employees. This letter may not be relied on with respect to the aforementioned requirements of the Code for any plan year in which the plan (disregarding any portion that benefits solely collectively bargained employees) benefits any highly compensated employees.

        This letter is issued under Rev. Proc. 9339 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

        This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L.103-465.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                            Sincerely yours,

                                            /s/Paul M. Harrington
                                           -----------------------
                                           District Director

 Enclosure(s)
 Publication 794